SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: January 13, 2003

(Date of earliest event reported)

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 792-9292

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events

LCA-Vision Inc. issued a press release announcing the opening of the company's newest LasikPlus Center, its 33rd U.S. facility, which will serve patients throughout the Greater Cleveland marketing area.

Item 7.  Financial Statements and Exhibits

(a)  Exhibits

99.1  Press Release dated January 13, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: January 13, 2003	By: /s/Alan H. Buckey Alan H. Buckey Executive Vice President, Chief Financial Officer and Treasurer

Exhibit 99.1

Contact:

Stephen N. Joffe

Joel Pomerantz

LCA-Vision Inc.

The Dilenschneider Group

(513) 792-9292

(212) 922-0900

LCA-VISION OPENS 33rd U.S. FACILITY TO SERVE

GREATER CLEVELAND AREA AS CONSUMER DEMAND FOR

LASER VISION CORRECTION SERVICES ACCELERATES

CINCINNATI, January 13, 2003 -- LCA-Vision Inc. (NASDAQ NM:LCAV), a leading national provider of laser vision correction services,  today opened the company’s newest LasikPlus Center -- its 33rd U.S. facility -- which will serve patients throughout the Greater Cleveland marketing area.

LCA-Vision Chairman and CEO Stephen N. Joffe commented: “Opening another center in a major metropolitan area underscores LCA-Vision’s total confidence in, and commitment to, the continuing growth and profitable future of laser vision correction, the U.S.’s most frequently performed elective surgical procedure.

“The potential nationwide patient pool remains huge and still essentially untapped.  The Cleveland area, specifically, offered us a favorable competitive and real estate environment for our new facility, one of several we are planning to open this year.”

Mr. Joffe took the opportunity to reiterate his earlier forecast that LCA-Vision will see a return to profitability in the first quarter of 2003, noting that the company’s balance sheet “is robust and healthy.  We are also greatly encouraged by a nationwide significant jump in patient volume and demand.”

The modern, handsomely appointed new center, based in suburban Independence, will be equipped with three state-of-the-art laser systems: Bausch & Lomb, VISX , and LadarVision.   Dr. Matthew Sharpe, a senior Board-certified eye surgeon specializing in laser vision correction, heads the Center’s highly experienced medical team.

In addition to Cleveland, LCA-Vision now operates three other sites in Ohio -- in Cincinnati, Columbus, and Dayton.

LCA-Vision Inc. owns and operates 33 LasikPlus laser vision correction facilities in the U.S., plus two centers in Canada and a joint venture in Europe.

For additional information, please visit the Company’s website at www.lasikplus.com.  Individuals interested in scheduling a free vision evaluation can call the Company’s patient care center at 1-800-LasikPlus (1-800-527-4575).

# # #

This news release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition, pricing, procedure demand, marketplace acceptance, patient outcomes, different healing results, unforeseen fluctuations in operating results, general economic conditions, and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission.